SOUTHWESTERN PUBLIC SERVICE COMPANY
                          INCENTIVE COMPENSATION PLAN
                         (AN EXECUTIVE MANAGEMENT PLAN)
                           (As amended July 23, 1996)

I. PLAN GOAL:

     The goal of the incentive compensation plan here described is to encourage selected officers and certain other named key salaried managerial personnel of Southwestern Public Service Company (Corporation) to develop and apply their managerial and administrative skills and abilities to the fullest possible extent, to attract and retain in the employ of the Corporation executive managerial personnel of outstanding competence and to provide sufficient motivation of the Corporation's executive management to assure the maximizing of profitability, the minimizing of customer cost for electric ser vice, and the general continued improvement in overall corporate performance.

II. CONTROL:

     The plan shall be administered by the Compensation Committee (Committee) as designated by the Board of Directors. No person appointed to the Compensation Committee shall be eligible for an award under the plan while serving on the Committee. The Committee shall interpret the plan, amend and resci nd rules, select eligible plan participants, grant awards, and take other action deemed necessary for the effective control and administration of the plan. Decisions made and action ordered by the Committee shall be subject to the approval of the Board of Directors and be final and binding on all p lan participants.

III. PLAN PARTICIPANTS:

     The Committee shall designate from year to year the officers and other key salaried managerial personnel who shall be eligible to receive incentive compensation for the designated performance year. Participants in general shall be limited to those officers and key salaried personnel who, because of their position and responsibility, materially affect the cost of customer service, corporate profitability, and the daily operating efficiency of the Corporation. Directors of the Corporation who are full-time officers of the Corporation shall be eligible to participate in the plan.

IV. PERFORMANCE PERIOD:

     The standards, judgment criteria, performance statistics, and management objectives constituting the guidelines for determining distribution of incentive compensation shall be measured from September 1 through August 31 (corporate fiscal year).

V. THE INCENTIVE COMPENSATION ASSET POOL:

  A. Committee Consideration:

     Incentive compensation for the performance year ending August 31 shall be considered and recommendation made to the Board of Directors by the Committee at the regular meeting of the Board scheduled in October.

  B. Funding Guidelines:

     The amount available to be placed into an Incentive Compensation Asset Pool
(Pool), for incentive compensation awards, shall be one-half of one percent of the Corporation's fiscal year Earnings Applicable to Common Stock, as reflected on the Corporation's Statement of Earnings. (Example: assuming

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actual earnings to be $112,301,000 the amount available to be placed into the
Pool would be $112,301,000 x .0050 = $561,505.)

  C. Authorization Criteria:

     The Pool shall be funded according to the following guidelines:

     1. If the Corporation's actual return on average common stockholders' equity is at least 90% of the Corporation's budgeted return on average common stockholders' equity for the designated performance period, 50% of the amount available for incentive compensation awards, as established according t o paragraph B of section V, shall be placed in the Pool.

     2. Fifty percent of the amount available for incentive compensation awards, as established according to paragraph B of section V, may be placed in the Pool if, in the Committee's opinion, management substantially meets the goals approved by the Committee for the performance period, and such other criteria as the Committee shall find appropriate under the circumstances.

VI. INCENTIVE PAYMENT METHODOLOGY:

     The Pool shall be divided into two equal parts. One part of the Pool (50%) shall be distributed according to paragraph A, below and the other part (50%) shall be distributed according to paragraph B, below.

  A. Corporate Performance:

     Distribution of 50% of the Pool (the corporate performance part of the Pool) shall be made according to the following formula. The annual base compensation of each plan participant shall be divided by the aggregate base compensation of all plan participants. The percent derived from the above com putation shall represent the share of the corporate performance portion of the Pool to be distributed to an individual participant.

  B. Individual Performance:

     The remaining 50% of the Pool (the individual performance part of the Pool) shall be distributed, by the Corporation's Board of Directors and Chief Executive Officer, or his designee, in the following manner, based upon the individual performance of each plan participant. The Board of Directors w ill first determine the amount of the individual performance portion of the Pool to be allocated to the Corporation's Chairman of the Board and/or President. Division of the remainder of the individual performance portion of the Pool shall be made by the Chief Executive Officer, or his designee. This division shall be based on an individual performance appraisal of each plan participant. The appraisal shall include an evaluation of overall demonstrated managerial and leadership qualities and will specifically address the following performance factors:
 .....Overall performance of responsibilities managed
 .....Cooperation with other responsibility centers
 .....Utilization of manpower and financial resources
 .....Community and public affairs involvement
 .....Positive action taken to improve productivity and control expenses
 .....Initiative and innovation
 .....Positive action to control overtime
 .....Safety performance and EEO profile
 .....Quality of decisions
 .....Value of individual contributions to corporate objectives.

     The Chief Executive Officer, or his designee, has the discretion to withhold individual performance payments.

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VII. INCENTIVE AVAILABILITY (LIMITATION):

     The amount available for annual incentive awards under this compensation plan shall not exceed the amount designated by the Board of Directors for the stipulated performance year. Compensation available but not awarded for a stipulated performance year shall not be carried forward for distributio n in subsequent performance years.

VIII. DEFERRAL OPTIONS:

  A. Establishment of Deferral Account:

     A participant may elect at any time prior to the beginning of a performance year to irrevocably defer incentive compensation payment for that year of all or a fraction of any incentive compensation which would otherwise be paid to him as a result of this Incentive Compensation Plan to a time foll owing his retirement with benefits under the Retirement Plan for Employees of Southwestern Public Service Company. The optional fractional amount shall be expressed as a percent of the total incentive compensation payment anticipated, but such deferred declaration shall not be less than ten (10) pe rcent of the performance year distribution. The compensation amounts established by deferral shall be credited by the Corporation with interest equivalents in an amount equal to the prime rate of interest established by Bank One, Texas, N. A., Dallas, Texas, or its successors or assigns, compounded quarterly as of the first day of January, April, July, and October of each year during the deferral period. The prime rate in effect the first day of January, April, July, and October shall be deemed the prime rate in effect for the preceding quarterly period.

  B. Distribution at Retirement:

     Distribution of the deferred accumulation shall commence in the January following retirement as conditioned in Section VIII, A of this plan. A plan participant may, claiming personal hardship, petition the Compensation Committee for distribution prior to retirement of all or part of the deferred accumulation. The Committee shall identify and evaluate the claimed hardship and make final ruling on the petition. Retirement Distribution shall be in five annual installments beginning in January of the first year following retirement in increments determined by the distribution table presented on the following page:

DISTRIBUTION TABLE
Deferred Compensation
(Installment Payments Following Retirement)

Payment   Due Date                                         Amount

   I.     First January immediately following retirement   20% of accumulation
  II.     Second January following retirement              25% of balance
 III.     Third January following retirement               33% of balance
  IV.     Fourth January following retirement              50% of balance
   V.     Fifth January following retirement               Remaining balance

     Modification to the deferred distribution schedule here presented may, at the discretion of the Compensation Committee, be authorized, provided a written request is tendered by the retiree to the Committee detailing the circumstance for such petition, and in the reason of the Committee the retire e's circumstance as presented warrants special treatment. In the event

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the participant's employment is terminated through death or any other means than retirement, the deferred account will be distributed to the designated beneficiary in January of the year following such termination of employment. In the event a retired participant should die before complete distribution of the deferred account has occurred, payments shall continue to the designated beneficiary in accordance with the annual distribution schedule displayed in this plan.

     THE AMOUNT DEFERRED ALONG WITH INTEREST ACCRUAL ARE TO BE SATISFIED FROM THE GENERAL CORPORATE FUNDS WHICH ARE SUBJECT TO THE CLAIMS OF CREDITORS.

IX. GENERAL PLAN PROVISIONS:

  A. Termination of Employment:

     No incentive compensation payment shall be made to a participant for a plan year performance who resigns or is discharged, with or without cause, prior to the close of the performance year.

  B. Vesting:

     A participant shall have no vested right to an incentive compensation payment prior to such payment having been determined by the Committee.

  C. Death or Retirement:

     In the event a participant dies or retires during a performance year with respect to which incentive compensation payment is made, the Committee may, in its discretion, grant such retired participant, or in the case of a participant's death, the designated beneficiary, a prorata portion of the pa yment that would have otherwise been paid at the end of the performance year, but based upon the number of months of actual service worked during the performance year.

  D. Category of Incentive Compensation:

     Annual incentive compensation paid in accordance with the terms of this plan shall not be considered as earnings for purposes of ESOP, TRASOP, retirement income calculations, Group Life Insurance Coverage, disability income calculations under the Employee Retirement Plan for Employees of Southwes tern Public Service Company, and other Corporation-sponsored benefit programs as may be based upon gross earnings.

  E. Contractual Limitation:

     This plan shall not constitute a contract of employment, and participation in this plan shall not affect the Corporation's right to discharge a participating employee.

  F. Change of Control:

     Notwithstanding anything contained herein to the contrary, in the event of a "Change of Control" (as defined below) during a performance year with respect to which incentive compensation is made, the amount available to be placed into the Pool pursuant to the Funding Guidelines and Authorization Criteria of Sections B and C of Article V hereof, respectively, will be determined on the basis of the Corporation's performance for the period beginning on the first day of such performance year through the last day of the month preceding the

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month in which a Change of Control occurs. Payment of s uch incentive compensation will be made to a participant as soon as practicable following the Change of Control.

  A "Change of Control" shall be deemed to have occurred on any of the following:

     a. The acquisition (other than from the Corporation) by any person, entity, or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding, for this purpose, the Corporation or its subsidiaries, or any written plan providing benefits for employees of the Corporation which acquires beneficial ownership of voting securities of the Corporation), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 20 percent or more of either the then outstanding shares of the Comm on Stock or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors; or

     b. Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the "Incumbent Board") and cease for any reason to constitute at least a majority of the Board of Directors of the Corporation, provided that any person who first becomes a director after the date her eof whose recommendation, election, or nomination for election by the Corporation's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connect ion with an actual or threatened election contest relating to the election of the directors of the Corporation, as described in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this plan, considered as though such person were a member of the Incumbent Board; or

     c. The consummation by the Corporation of a reorganization, share exchange, merger, or consolidation with respect to which the persons who were the stockholders of the Corporation immediately before the reorganization, share exchange, merger, or consolidation do not, immediately thereafter, own m ore than 50 percent of the combined voting power entitled to vote in the election of directors of the reorganized, merged, or consolidated company; or

     d. The liquidation or dissolution of the Corporation or a sale of all or substantially all assets of the Corporation.

X. AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN:

     The Board of Directors may, upon recommendation of the Committee, from time to time, amend, suspend, or terminate the plan in whole or part, and if the plan is suspended or terminated, the Board may reinstate any or all of its provisions.

NOTATION

     The executive compensation plan here presented in no way opts to include nor provide personal planning services to plan participants. Personal investment counseling, tax control, income tax preparation, and estate planning are essential elements to maximizing and preserving personal assets, and t he Corporation hastens to urge the plan participants to avail themselves of the expertise available in these areas at the marketplace.



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